EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-129268, 333-157276, 333-172596 and 333-174983) and on Form S-3 (Nos. 333-161552, 333-166442, 333-166443, 333-173806 and 333-174199) of Flotek Industries, Inc. and Subsidiaries (the “Company”) of our report dated May 21, 2010, relating to the consolidated financial statements of Flotek Industries, Inc. and Subsidiaries for the year ended December 31, 2009, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 7, 2012.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ UHY LLP

Houston, Texas

March 7, 2012